EXHIBIT 5.1

Jolie Kahn, Esq.
2 Liberty Place
50 South 16th Street, Suite 3401
Philadelphia, PA 19102

February 26, 2016

S&W Seed Company
7108 North Fresno Street, Suite 380
Fresno, CA 93720

Re: S&W Seed Company
    Prospectus Supplement to Registration Statement on Form S-3

Ladies and Gentlemen:

I have acted as special counsel to S&W Seed Company, a Nevada corporation (the "Registrant"), in connection with the preparation and filing of a Prospectus Supplement to a Registration Statement on Form S-3 (File No. 333-191819, originally dated December 9, 2013 and as amended or supplemented, the "Registration Statement") with the Securities and Exchange Commission, with respect to the registration under the Securities Act of 1933, as amended (the "Act"), of 195,028 shares (the "Shares") of common stock, par value $0.001 per share, of the Registrant (the "Common Stock") issuable upon exercise of non-transferable subscription rights (the "Rights") to be distributed to holders of record of shares of the Common Stock as described in the prospectus, as supplemented (the "Prospectus") forming a part of the Registration Statement.

I have reviewed copies of (i) the Registration Statement; (ii) the Registrant's By-Laws, as amended; (iii) the Registrant's Certificate of Incorporation, as amended; (iv) the form of stock certificate, which is used by the Registrant for the issuance of shares of its Common Stock; and (v) certain resolutions of the Board of Directors of the Registrant authorizing the registration and issuance of the Shares and other related matters.

I have also reviewed such other documents and made such other investigations as I have deemed appropriate. As to various questions of fact material to this opinion, I have relied upon statements, representations and certificates of officers or representatives of the Registrant, public officials and others. I have not independently verified the facts so relied on.

Based upon the foregoing, and subject to the qualifications, limitations and assumptions set forth herein, I am of the opinion that (i) the Shares will, when issued and sold in the manner described in the Registration Statement, be legally issued, fully paid and non-assessable, and (ii) when any certificates evidencing the Rights have been duly executed, authenticated, issued and delivered in the manner described in the Registration Statement, the Rights will be legally issued.

I do not express any opinion with respect to any law other than the Business Corporation Law of the State of Nevada. This opinion is rendered only with respect to the laws and legal interpretations and the facts and circumstances in effect on the date hereof.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Prospectus included in the Registration Statement. In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Jolie Kahn
JOLIE KAHN, ESQ.